THE MALLARD FUND, INC.
Arthur Andersen LLP
2100 One PPG Place
Pittsburgh, PA 15222


FINANCIAL STATEMENTS
March 31, 1999

Directors

William S. Dietrich II
Jennings R. Lambeth
Evans Rose, Jr.
Thomas Marshall

Officers

William S. Dietrich II
President and Chief Investment Officer

Richard F. Berdik
Secretary and Treasurer


Legal Counsel

Kirkpatrick & Lockhart LLP


Independent Auditors

Deloitte & Touche LLP












THE MALLARD FUND, INC.
Investments / March 31, 1999
(Showing Percentage of Total Value of Net Assets)
_______________________________________________________________________________

                                                    						Shares			Value
MUTUAL FUNDS - 58.0%

American Funds - EuroPacfic Growth Fund		               284,146			$8,584,065
DFA US Small Cap Value			                              478,731 			  7,846,403
CI Emerging Markets Growth Fund, Inc.  (a), (b)	       332,466 		15,283,462
Morgan Stanley Emerging Markets Portfolio              624,210 	  6,654,083
Templeton Institutional Emerging Markets Fund	        1,472,499			13,267,220
Tweedy Browne American Value Fund	                     379,592 	 8,502,871
Tweedy Browne Global Value Fund		                    421,718			  7,624,666

	TOTAL MUTUAL FUNDS (COST $85,032,159)			                      	$67,762,770

LIMITED PARTNERSHIPS - 47.8% (a)

AMA 98 Corporate, L.P.							                                      126,699
Bain Capital Fund VI, L.P. 							                                 436,297
Bain Capital VI Coinvestment Fund L.P.						                       425,960
BC European Capital 	 VI							                                    467,954
Berkshire Fund V, L..P.							                                      35,278
Blackstone Capital Partners III Merchant Banking Fund, L.P.		 		 1,052,339
Brookside Capital Partners Fund, L.P.						                      2,067,511
Delphi Ventures IV, L.P.							                                  1,355,556
Doughty Hanson & Co. III, L.P.	Number 6						                      280,386
Everest Capital Frontier, L.P.							                            3,394,992
Feirstein Partners, L.P.							                               4,495,678
Hicks, Muse, Tate & Furst Equity Fund IV, L.P.					               2,976,000
Highfields Capital Ltd.							                                   5,733,100
J.H. Whitney III, L.P.								                                   1,224,992
J.H. Whitney Mezzanine Fund, L.P.						                            789,210
J.W. Childs Equity Partners II, L.P.						                         244,988
Lone Redwood, L.P.								                                       3,507,871
Maverick Fund USA, Ltd.							                                   7,126,548
Millgate Partners, L.P.							                                   2,102,216
Morgenthaler Venture Partners V						                              420,810
Mt. Everest QP Fund, L.P.							                                 2,580,000
Oppenheimer Emerging Markets, L.P.						                           132,539
Peak Investments Limited Partnership					  	                     1,889,058
Sankaty High Yield Partners, L.P. 						                           921,739
Sevin Rosen Fund VI L.P.  							                                  176,593
Spinnaker Technology Fund, L.P.						                            5,405,415
Summit Ventures V, L.P.							                                     675,528
TCV III (Q), L.P.								                                          252,905
The Varde Fund IV-A, L.P.							                                   938,148
Tiger Management								                                         4,559,000
Weston Presidio Capital III, L.P.							                           131,383

	TOTAL LIMITED PARTNERSHIPS (COST $56,459,655)			               55,926,693

FUND OF FUNDS - 2.5%

Knightsbridge Integrated Holdings III-Limited  (a)
	(COST $1,637,070)				3,000			                                   2,864,430

TOTAL INVESTMENTS  (COST $143,128,884)*  --  108.3%   	       		 126,553,893

OTHER ASSETS AND LIABILITIES, NET  --  (8.3)%				                (9,693,216)

NET ASSETS  -  100.00%						                                    $116,860,677



* Cost for federal income tax purposes at March 31, 1999 has not been determined due to the Fund not having received tax information on all of the Fund's investments in limited partnerships.

(a)  See Note 8.
(b)  Closed-end investment company.



The Mallard Fund, Inc.

Statement of Assets and Liabilities
as of March 31, 1999



Assets:

	Investments, at value (Cost $143,128,884) (Note 2)	    $126,553,893
	Cash                                                       	612,757

	Total Assets                                            	127,166,650



Liabilities:

	Bank loan                                                	10,109,864
	Other accrued expenses                                     	 	71,109
	Payable for Investments Purchased                            125,000

	Total Liabilities                                        		10,305,973

	Commitments (Note 8)

	Net Assets	                                             	$ 116,860,677

Net assets consist of:

	Common Stock, $0.001 par value
	     Authorized 100,000,000 shares; 10,140,988 shares
	     issued and outstanding                           	$            10,141
	Paid-in capital	         164,639,450
	Distributions in excess of net investment income              (23,912,337)
 Accumulated net realized loss on investments                  	(7,301,586)
	Net unrealized depreciation on investments	                  	(16,574,991)


	Net Assets	                                                   $116,860,677

Net Asset Value Per Share
	($116,860,677 / 10,140,988 shares of common stock)	                $11.52


The accompanying notes are an integral part of the financial statements.







	The Mallard Fund, Inc.

	Statement of Operations
	For the Period April 1, 1998 through March 31, 1999



INVESTMENT INCOME

Income:

          Interest Income							  $      22,019
          Dividend Income           		2,221,852

	      Total Income	                  	2,243,871

Expenses:

	Investment consulting fee (Note 4)		385,900
	Investment management fees	         	85,106
	Administration fee (Note 4)		        44,048
	Custodian fees (Note 4)		             3,394
	Legal fees		                        104,203
	Audit fees		                         26,900
	Directors fees and expenses	        	10,685
	Insurance	                           	2,533
	Interest on bank loan		             778,528
	Miscellaneous expenses  		           23,556


	      Total Expenses      	       1,464,853

NET INVESTMENT INCOME	            	779,018

	Net realized loss on investments during the period	              	(5,559,879)
	Net unrealized depreciation of investments during the period  	  	(12,594,371)

	    Net realized and unrealized loss on investments     	        (18,154,250)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS            	$(17,375,232)


The accompanying notes are an integral part of the financial statements.












The Mallard Fund, Inc.

Statement of Changes in Net Assets



				 				Year Ended               Year Ended
			  	                   		              	March 31, 1999     March 31,1998*

INCREASE (DECREASE) IN NET ASSETS:

Operations:

	Net investment income                   $   779,018         $7,131,564
	Net realized loss on
        investments        (5,559,879)  (1,741,707)
	Net increase in unrealized
 depreciation of investment       (12,594,371)        (3,980,620)

	Net decrease in net assets
resulting from operations         (17,375,232)          1,409,237


 Distributions to Shareholders from:

	Net Investment Income                        $   (779,018)         (7,131,564)
	In excess of Net Investment Income         (23,912,337)           (388,304)
	In excess of capital gains                    -                  (3,933,164)
	Return of Capital                              -                (14,994,870)

	Total Distributions to
Shareholders                                 (24,691,355)      (26,447,902)

Share Transactions:

	Issuance of 6,927,197
shares of common stock                         -               138,543,932
	Offering cost charged to
capital                                    -                     (190,927)
	Proceeds from 1,828,352
shares of common stock reinvested                19,691,354          25,921,570

	Net increase in net assets from
Fund share transactions                          19,691,354        164,274,575



NET ASSETS:

Beginning of period                        139,235,910                    0

End of period
(including distributions in
excess of net investment                   $116,860,677         $139,235,910
Income of $23,912,337 and $388,304, respectively)

*For the period from 5/30/97 (commencement of operations) to 3/31/98.



The accompanying notes are an integral part of the financial statements.






 Financial Highlights
  For a share outstanding throughout each period

							                          For the Period    For the Period
                            May 30, 1997+ to      	  April 1, 1998 to
                              March 31, 1998         March 31, 1999

Net Asset Value - Beginning of Period		$ 19.97**		       $ 16.75

Investment Operations:

	Net investment income ...          	 .97 	                       .09
	Net realized and unrealized loss on
		investments......................		(.59)    	      	           (2.55)
	Total from investment operations......		  .38  	      	         (2.46)

Distributions:

	From net investment income .......	     (0.97) 		             (.09)
	In excess of net investment income           (0.05)		         (2.68)
	In excess of  realized gain............	     (0.54) 	           		0
	Return of capital .....................      (2.04)            			0
	Total distributions .......                 ($3.60) 	         (2.77)

Net Asset Value - End of Period ...       		$ 16.75 		       $11.52

Total Return (a)...................	        	0.85%(b) 	        (12.18%)
Ratios (to average net assets)/Supplemental
      		Expenses (excludes loan
               interest expenses).....	       1.06%*		        .58%
       	Net investment income.........	       5.05%* 	        .66%
		Portfolio turnover rate .............	      28.87% 	   	     26.98%
		Net assets at end of period
(000 omitted).. .................           $139,236		    $116,820

Number of shares outstanding at end of
	period ..........................         	8,312,636	            10,140,988
Amount of bank loans outstanding at end
	of the period (000 omitted).................	$24,170        	    $10,109
Average amount of bank loans outstanding
	during the period (000 omitted).............	$17,713 	           $13,699
Amount of maximum month-end bank loans
	during the period (000 omitted).............	$24,170           	 $24,745
Average amount of bank loans per share
	during the period.........................		  $2.13      	         $1.35
Weighted average interest rate of bank loans
	during the period...... ......    	           	6.04%               5.69%

*   Annualized
** Initial public offering price of $20.00 per share less offering expenses of $0.03 per share.
+  Commencement of Operations
(a) Based on per share net asset value. Per share market price is not readily determinable since fund shares are not currently sold to the public. Total return assumes reinvestment of dividends at the most recent quarterly net asset value and does not reflect brokerage commissions or initial underwriting discounts.
(b) Total investment return has not been annualized.

The accompanying notes are an integral part of the financial statements.


The Mallard Fund, Inc.

Statement of Cash Flows
For the Period April 1, 1998 through March 31, 1999



INCREASE IN CASH FROM:

Operating Activities

Net decrease in net assets resulting from operations .....	  ($17,375,232)

Adjustments:
Decrease in accrued advisory expenses ...................       (117,899)
	Decrease in accrued other expenses ...................	         (62,332)


Net realized and unrealized loss on investments 	               18,154,250
		     Purchases of portfolio investments				                  (49,059,451)
		     Proceeds from disposition of
       portfolio investments                                    61,592,757
		     Investment paydowns						                                   651,470

Net increase in cash from operating activities					         13,783,563

Financing Activities
	 Decrease in Bank loan ..................................		(14,060,583)
	 Dividends Paid	....................		                      (5,000,000)

Net decrease in cash from financing activities					 (19,060,583)

Net decrease in cash ......................................	   (5,277,020)
Cash at beginning of year ..  .........................	..	     5,889,777

Cash at end of year ......................................	      $612,757

Supplemental cash flow information:
	Interest paid								    $ 865,306




The accompanying notes are an integral part of the financial statements.



The Mallard Fund, Inc.

Notes to Financial Statements


1. Organization: The Mallard Fund, Inc. (the "Fund") was organized on October 15, 1996 as a Maryland corporation. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end, management investment company. The Fund commenced operations on May 30,1997, with the exchange of 6,927,197 shares of common stock (the "initial shares") for contributed investment securities through a private placement to the William S. Dietrich II Charitable Remainder Annuity Trust and the William S. Dietrich II Charitable Remainder Unit Trust. For federal income tax purposes, the Fund qualifies as a non-publicly held regulated investment company. Accordingly, certain investment expenses will not be deductible by the Fund, but will instead be allocated to the shareholders for purposes of determining the shareholder's taxable income.

	Since the private placement was treated as a tax-free exchange, securities received by the Fund maintained the cost basis and holding period as reflected by the trusts prior to the private placement.

	Since the Fund's stock will not be readily marketable and may be considered illiquid, the Board of Directors will consider, on an annual basis, the possibility of making tender offers to repurchase all of the stock of the Fund from stockholders at the net asset value per share. There can be no assurance, however, that the Board of Directors will decide to make any tender offers. If the Board of Directors does not make a tender offer to repurchase all of the stock of the Fund by December 31, 2000, the fund will be liquidated as soon as practical thereafter unless the Fund obtains unanimous approval from all stockholders not to liquidate the Fund.
  Refer to prospectus for full disclosure.

2.  Significant Accounting Policies

A.	Portfolio Valuation:   Investments are stated at value in the accompanying
financial statements. Shares of open-end mutual funds are valued at their respective net asset values as determined under the 1940 Act. An open-end mutual fund values securities in its portfolio for which market quotations are readily available at their current market value (generally the last reported sales price) and all other securities and assets at fair value pursuant to methods established in good faith by the board of directors of the underlying fund. Shares of closed-end mutual funds that are listed on U.S. exchanges are valued at the last sales price on the day the securities are valued or, lacking any sales on such day, at the last available bid price. Shares of closed-end mutual funds traded in the OTC market and listed on
NASDAQ are valued at the last trade price on NASDAQ at   4:00 p.m., New York
Time; other shares traded in the OTC market are valued at the last bid price available prior to valuation. Other Fund assets are valued at current market value or, where unavailable, at fair value as determined in good faith by or under the direction of the Board of Directors.

The Board of Directors has established general guidelines for calculating fair value of non-publicly traded securities. At March 31, 1999, the Fund held 50.3% of its net assets in securities valued in good faith by the Board of Directors with an aggregate cost of $58,096,725 and fair value of $58,791,123. The net asset value of the Fund is calculated quarterly and at any other times determined by the Board of Directors.

In determining fair value, management considers all relevant qualitative and quantitative information available. These factors are subject to change over time and are reviewed periodically. The investment values determined in good faith by the board of directors are based on available information and do not necessarily represent amounts that might ultimately be realized, since such amounts depend on future developments inherent in long-term investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market of the investment existed, and the differences could be material.


The Mallard Fund, Inc.

Notes to Financial Statements - continued


B.	Determination of Gains or Losses on Sale of Securities:  Gains or losses on the sale of securities are calculated for accounting and tax purposes on the identified cost basis.

C.	Federal Income Taxes:  The Fund intends to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no federal income tax provision is required.
The Fund has not yet determined the capital gain or loss for income tax purposes for 1999.

D.	Other:  Security transactions are accounted for on trade date. The Fund records interest income on the accrual basis. Dividend income and distributions to shareholders are recorded on the ex-dividend date.

E.	Distributions to Shareholders:  The policy of the Fund will be to pay a dividend, commencing after April 1, 1998, annually of at least 10% of the Fund's net asset value based on the most recent net asset value calculated prior to the dividend declaration date and at a higher rate, if necessary, to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), or to avoid incurring any tax liability under the excise tax provisions of Section 4982 of the Code.
The character of distributions made during the year from net investment income or net realized gains under generally accepted accounting principles may differ from their ultimate characterization for U.S.
federal income tax purposes due to differences in the character of income and expense recognition.

F.	Use of Estimates in the Preparation of Financial Statements:  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

3.  	Portfolio Transactions: The following is a summary of the security transactions for the period ended March 31, 1999:
 		                                   		Proceeds
 	                         	Cost of 		from Sales
 	                         	Purchases 		or Maturities

Long Term Securities		$	 35,465,783	$	55,774,912

4.	Investment Consulting Services and Payments to Affiliated Persons:  The Fund
receives investment consulting services from Cambridge Associates, Inc.
("Cambridge") pursuant to an investment consulting agreement dated July 1,
1997 (the "Agreement").  Cambridge provides the Fund, on a non-
discretionary basis, investment consulting services regarding the Fund's purchase, sale and holding of investment securities.  For the fiscal year ended March 31, 1999, Cambridge received $87,500 per quarter. Under the terms of a modified Agreement dated March 24, 1999, the Fund will pay $48,125 per quarter for fiscal year March 31, 2000.

For the period April 1 to August 31, 1998, Rodney Square Management Corporation ("RSMC") served as administrator for the Fund. Beginning on September 1, 1998, Arthur Andersen, L.L.P.("AA") became the administrator. As administrator, AA provides office facilities, supplies and administrative services and also assists in the preparation of reports to shareholders, proxy statements and filings with the SEC and state securities authorities. AA also performs certain accounting services (including calculating the Fund's net asset value per share), financial reporting, and compliance monitoring activities. For the services provided as Administrator, AA receives an annual fee equal to $70,000 from the Fund.



The Mallard Fund, Inc.

Notes to Financial Statements  - continued


American Stock Transfer and Trust Company serves as the Fund's Transfer Agent and Dividend Disbursing Agent on an as needed basis.

Mellon Bank, N.A. ("Mellon") serves as custodian of the Fund's assets, except for investments in limited partnerships. The Fund pays Mellon an annual fee equal to 0.01% of the average daily net assets for all assets held in domestic custody. In addition, the Fund reimburses Mellon for its out-of-pocket expenses.

None of the directors affiliated with the Fund receives compensation for his services as a Director of the Fund. Similarly, none of the Fund's officers receives compensation from the Fund.

5.  Transactions with Affiliates:   The William S. Dietrich II Charitable
Remainder Annuity Trust and the William S. Dietrich II Charitable Remainder Unit Trust, affiliates of William S. Dietrich II, the Fund's
President and Chief Investment Officer, hold 8,457,679 (83.4%) and 1,683,309 (16.6%), respectively, of the 10,140,988 shares of common stock of the Fund.

6. Contingencies: The Fund is delinquent in filing the initial tax return for fiscal year 1998. As such, the Fund has not made the election with the IRS to be recognized as a Regulated Investment Company ("RIC") for income tax purposes. Management has requested permission from the IRS to file such election late. Management believes that the resolution of this matter will result in the Fund qualifying as a RIC. Should the IRS not grant the Fund permission to file the election late, the Fund would be required to pay income taxes on 1998 income approximating $2.9 million.

7.  Credit Agreement:   The Fund is authorized to borrow money to make
investments in amounts up to 33 1/3% of the value of its total assets (including the amount borrowed) at the time of such borrowings.
The Fund has obtained a line of credit for up to $50 million from Boston Safe Deposit & Trust Company. The Fund must maintain a minimum asset coverage ratio of at least 3 to 1. Payments on the line of credit are interest only, generally at a rate equal to the interest rate announced by the Federal Reserve Bank of New York as the average rate on overnight Federal funds transactions plus one-half of 1%. As of March 31, 1999, the Fund had outstanding borrowings of $10,109,864 from the line of credit at an annualized average interest rate of 5.69%. As of March 31, 1999, the Fund held collateral in the form of open-end mutual funds with a market value of $52,479,308.























The Mallard Fund, Inc.

Notes to Financial Statements  - continued

8.  Restricted Securities:   Certain of the Fund's investments are restricted
as to resale and are valued at the direction of the Fund's Board of Directors in good faith, at fair value, after taking into consideration appropriate indications of value. The table below shows the number of shares held, the acquisition dates, aggregate costs, fair value as of March 31, 1999, per share value of the securities, percentage of net assets which the securities comprise and future capital commitments.



                     Number of   Acquisition  Fair Value    Cost of
                     Shares      Dates         at 3/31/99   Investments
CI Emerging Markets Growth
    Fund, Inc.      332,466 	 05/30/97   $15,283,462     $21,486,632
AMA Corporate 98	 	  --	      12/11/98	   126,699 	          150,000
Bain Capital	 	      --	      06/12/98	   436,297            450,000
Bain Coinvestment Fund	  --	  12/10/98 	   425,960	          427,500
BC European Capital		  --	    08/04/98	   467,954           467,601
Berkshire Fund V		    _	      11/10/98    35,278             62,206
Blackstone Capital
    Partners III, L.P -      11/03/97    1,052,339          1,089,405
Brookside Capital		 --	      07/31/98	  2,067,511          2,000,000
Delphi Ventures IV, L.P.	 -- 01/28/98 	 1,355,556          1,500,000
Doughty Hanson		 --	         10/31/97	   280,386             351,296
Everest Capital
Frontier, L.P.	   -          05/30/97   3,394,992        10,200,180
Feirstein Partners, L.P.	 -- 05/30/97  4,495,678          2,205,448
Hicks, Muse, Tate & Furst -  02/03/99	 2,976,000	        2,976,000
Highfields Capital		  --	   09/29/98 	 5,733,100        5,000,000
J. H. Whitney III, L.P. --  03/12/98 	 1,224,992         1,287,404
J.H. Whitney Mezzanine	  -  09/24/98	   789,210            780,000
J.W. Childs Equity Ptns.	 - 06/26/98 	    244,988           244,676
Lone Redwood, L.P.  	    -  12/29/97 	 3,507,871        3,000,000
Maverick Fund USA, Ltd.	  - 05/30/97	 7,126,548        5,077,543
Millgate Partners, L.P.	  - 02/01/98 	 2,102,216        2,000,000
Morgenthaler Ventures
Ptns. V                  -  10/08/98	    420,810           450,000
Mt. Everest QP, L.P.		  -- 10/02/97 	 2,580,000        2,000,000
Peak Investment, L.P.		  - 09/30/97	  1,889,058        2,000,000
Sankaty High Yield
    Partners, L.P.      - 01/12/98 	   921,739         1,000,000
Sevin Rosen Fund VI, L.P. -  03/20/98 	  176,593       187,500
Spinnaker Technology
    Fund, L.P.	           -  07/01/97  	5,405,415          3,000,000
Summit Ventures V, L.P.	 _   03/09/98 	   675,528             812,500
TCV III (Q) LP		         -   02/11/99	   252,905 	           300,000
Tiger Management		      _	    01/04/99    4,559,000          5,000,000
Weston Presidio
Capital III	            --	    11/25/98	   131,383             150,000
Knightsbridge Integrated
   Holdings III-Limited 3,000  05/30/97   2,864,430         1,637,070

Totals					                            $  73,003,898      $ 77,292,961

                                                              Future
Security                          Percentage                  Capital
                                 of net assets                Commitments

CI Emerging Markets
Growth Fund, Inc.                   13.08%                       $-
AMA Corporate 98                      .11%                       2,850,000
Bain Capital                          .37%                       1,050,000
Bain Coinvestment                     .36%                       1,072,500
BC European Capital                   .40%                       1,532,399
Berkshire Fund V                      .03%                       1,937,794
Blackstone Capital
  Partners III, L.P.                  .90%                       3,910,595
Brookside Capital                    1.77%                           --
Delphi Ventures IV                   1.16%                       3,500,000
Doughty Hanson                        .24%                       2,148,704
Everest Capital Frontier, LP         2.91%                           --
Feirstein Partners, L.P.             3.85%                           --
Hicks, Muse, Tate & Furst            2.55%                       2,024,000
Highfields Capital                   4.91%                           --
J.H. Whitney III, L.P.               1.05%                       1,212,596
J.H. Whitney Mezzanine               .67%                        720,000
J.W. Childs Equity Ptns.             .21%                        1,755,324
Lone Redwood, L.P.                   3.00%                           --
Maverick Funds USA, Ltd.             6.10%                           --
Millgate Partners, L.P.              1.80%                           --
Morgenthaler Ventures
Ptns. V                               .36%                        2,550,000
Mt. Everest QP, LP                   2.20%                           --
Peak Investment, L.P.                1.62%                           --
Sankaty High Yield
  Partners, L.P.                      .79%                           --
Sevin Rosen Fund VI, L.P.             .15%                          562,500
Spinnaker Technology
  Fund, L.P.                         4.63%                           --
Summitt Ventures V, L.P.              .58%                         1,687,500
TCV III (Q) LP                        .22%                         2,700,000
Tiger Management                     3.90%                           --
Weston Presidio Capital III           .11%                         2,850,000
Knightsbridge Integrated
 Holdings III- Limited               2.45%                         1,362,930

Total                               62.50%                       $35,426,842



The Fund may incur certain costs in connection with the disposition of the above securities.














The Mallard Fund, Inc.

Notes to Financial Statements  - continued

9. Year 2000 (unaudited): Similar to other financial organizations, the Fund could be adversely affected if the computer systems used by the Fund's service providers do not properly process and calculate date-related information and data from and after January 1, 2000. The Fund is taking measures that management believes are reasonably designed to address the Year 2000 issue with respect to computer systems that they use and to obtain reasonable assurances that comparable steps are begin taken by each of the Fund's other service providers. At this time, however, there can be no assurance that these steps will be sufficient to avoid any adverse impact to the Fund.


















































INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of The Mallard Fund, Inc.:

We have audited the accompanying statement of assets and liabilities of The Mallard Fund, Inc., including the schedule of investments, as of March 31, 1999, and the related statements of operations, changes in net assets and cash flows and financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets and the financial highlights for the period ended March 31, 1998 were audited by other auditors, whose report thereon dated June 5, 1998, expressed an unqualified opinion.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of the securities owned as of March 31, 1999, by correspondence with the custodian and limited partnerships. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Mallard Fund, Inc. as of March 31, 1999, the results of its operations, the changes in its net assets, its cash flows and the financial highlights for the year then ended, in conformity with generally accepted accounting principles.


Deloitte & Touche LLP

Pittsburgh, Pennsylvania
May 21, 1999